Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-255664, 333-263844 and 333-270815) and Form S-3 (Nos. 333-265763 and 333-266724) of Barinthus Biotherapeutics plc of our report dated March 20, 2024 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Reading, United Kingdom
March 20, 2024

PricewaterhouseCoopers LLP, 3 Forbury Place, 23 Forbury Road, Reading, Berkshire, RG1 3JH
T: +44 (0) 118 959 7111, F: +44 (0) 1189 383 020, www.pwc.co.uk

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